                                MASTER AGREEMENT


This Master Agreement is entered into and made effective as of October 30, 2001 (the "Effective Date"), between ISIS PHARMACEUTICALS, INC. of 2292 Faraday Avenue, Carlsbad, CA 92008, USA ("ISIS") and ANTISENSE THERAPEUTICS LTD., ACN 095 060 745 of Level 1, 10 Wallace Avenue, Toorak, Victoria 3142, AUSTRALIA ("ATL").

The purpose of this Master Agreement is to confirm that ISIS will enter into a Collaboration and License Agreement, a Stock Purchase Agreement, and a Clinical Supply Agreement (in the forms attached hereto; collectively, the "Agreements") with ATL if certain conditions are met, as further described herein. The Agreements will become effective (other than the Stock Purchase Agreement) if the following 5 conditions (the "Conditions Precedent") are met not later than 28 March 2002 (the "Completion Date"). The Stock Purchase Agreement will become effective immediately conditions 1 and 3 are met, provided they are met not later than the Completion Date. The Collaboration and License Agreement and the Clinical Supply Agreement will become effective immediately conditions 1,2,3,4 and 5 are met, provided they are met not later than the Completion Date.

1. ATL has successfully completed an Initial Public Offering ("IPO") on the Australian Market in which it has raised a minimum of $8,000,000 (AU) during that IPO.

2. The Australian Stock Exchange Limited ACN 008 624 691 ("ASX") approves an ASX Listing of ATL and ATL satisfies all conditions attaching to such approval, in each case on or before 26 March 2002. As used herein, "ASX Listing" means admission of ATL to the ASX Official List and quotation by the ASX of shares in ATL. (All capitalized terms used but not otherwise defined herein have the meanings set forth in the Stock Purchase Agreement attached hereto.)

3. ATL is capitalised by various shareholders prior to the ASX Listing of ATL on the basis set out below:

                           ENTITY                   NUMBER OF ATL SHARES
               Polychip                                54.375 million
               Syngene                                 54.375 million
               Murdoch Interests                       11.250 million
               Total                                     120 million


4.    After the ASX Listing of ATL, but prior to 28 March 2002, ATL will:

      (a) be capitalised as to approximately 190 million to 215 million ATL Shares; and
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      (b)   have granted between 105 million Options and 117.5 million
            Options.

      ATL Shares will be offered to the public for a subscription price of 20 Australian cents per ATL Share, with a free Option attaching to each ATL Share at the rate of 1 Option for every 2 ATL Shares issued.

5. After the ASX Listing of ATL, the ATL Shares issued and Options granted by ATL will be as follows:


                                    PARTY           NUMBER OF ATL SHARES      NUMBER OF OPTIONS
                     Polychip                          54.375 million
                     Syngene                           54.375 million
                     Murdoch Interests                 11.250 million
                     Isis*                               30 million              20 million
                     Public Subscribers               40 to 65 million       20 to 32.5 million
                     Circadian Shareholders**                                    42 million
                     Syngene Shareholders**                                      23 million
                     TOTAL***                        190 TO 215 MILLION    105 TO 117.5 MILLION***


               *To be issued and granted to Isis pursuant to the Stock Purchase Agreement.

               **The number of Options to be granted to Circadian Shareholders and Syngene Shareholders respectively are approximate only, based on the issued capital of each of Circadian and Syngene as at the Record Date. It is intended that those shareholders will be issued Options on the basis of 1 Option for every share held by the shareholders in Circadian and Syngene (as the case may be) on payment to ATL of 1 cent per Option. The Isis and Public Options will be free.

               ***This total will be increased by any options granted pursuant to the share option scheme described in clause 3.2(e) of the Stock Purchase Agreement.


On or before the Completion Date and otherwise in compliance with the Stock Purchase Agreement, Isis will do all of the following:
(a) provide to ATL a Restriction Agreement duly signed by Isis and any controller of Isis (as defined by the ASX Listing Rules) in accordance with clause 5 of the Stock Purchase Agreement;


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(b)     provide to ATL all such other documents as are required pursuant to the terms of the Restriction Agreement;

(c) provide to ATL an application for the Subscription Shares to be subscribed for by Isis pursuant to clause 3.1 of the Stock Purchase Agreement;

(d) provide to ATL an application for Options to be granted to Isis pursuant to clause 3.1 of the Stock Purchase Agreement.

On or before the Completion Date and otherwise in compliance with the Stock Purchase Agreement, ATL will, subject to compliance by Isis with the provisions of the previous paragraph herein, issue to Isis the Subscription Shares and the Options to be granted pursuant to clause 3.1 of the Stock Purchase Agreement.

If the Conditions Precedent set forth in clauses 1-5 above are not met by 28 March 2002, the Agreements (other than the Stock Purchase Agreement) will not become effective and Isis will be under no further obligation to enter into the remaining Agreements with ATL.

IN WITNESS WHEREOF, the parties have executed this Master Agreement as of the Effective Date.


ANTISENSE THERAPEUTICS, LIMITED           ISIS PHARMACEUTICALS, INC.



By:  /s/ C. Belyea                      By:     /s/ B. Lynne Parshall
    -----------------------------              -----------------------------

Name:    C. Belyea                      Name:       B. Lynne Parshall
     -----------------------------              -----------------------------


Title:   CEO                             Title:   Executive Vice President
     -----------------------------              -----------------------------
                                                and Chief Financial Officer
                                                -----------------------------





Exhibits:

Stock Purchase Agreement
Collaboration and License Agreement
Clinical Supply Agreement









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